Supertex, Inc.	News Release
FOR IMMEDIATE RELEASE	Corporate Headquarters:
Dr. Henry C. Pao
President & CEO
408/222-8888

Supertex Updates Fiscal Third Quarter Guidance

Sunnyvale, CA (December 18, 2008) - Supertex, Inc. (NASDAQ GS: SUPX) today announced that it expects third fiscal quarter revenue to be in the range of $17,000,000 to $18,000,000. This represents a decline of 19% from the Company’s previous third fiscal quarter sales guidance of a moderate sequential decline, or mid-to-high single digits, which translated into expected revenue of $21,100,000 to $22,300,000.

“In recent weeks we have seen a decline and some push-outs in orders across all of our target markets resulting from the weak global economy,” stated Dr. Henry C. Pao, President and CEO. “We have already taken actions to cut expenses and reduce costs. In spite of the declining economic conditions resulting in reduced shipments, we expect to remain profitable and cash flow positive for the quarter. As we continue to collaborate with our tier one OEM partners in new product development, particularly in medical ultrasound and LED back-lighting and general lighting markets, we see strong sales growth opportunities when the economy begins to recover.”

Forward-Looking Statements:

Forward-looking statements in this press release relate to our third fiscal quarter revenue guidance, our expectation of remaining profitable and cash flow positive for the third quarter, and view of strong sales growth opportunities when the economy begins to recover. They are not guarantees of future performance or events but rather they are based upon our current expectations, estimates, beliefs, and assumptions about the future, which may prove incorrect, and upon our goals and objectives, which may change.  Some of the risks and other uncertainties associated with these forward-looking statements are whether our underlying assumptions for limited customer cancellations, push-outs, and returns during the last two weeks of this fiscal quarter prove correct, whether there are fewer customer purchases from distributor inventories and from their hub inventory during the quarter than we anticipated, and whether the strong sales growth opportunities materialize if and when the economy recovers as well as other risk factors detailed in our Form 8-K, 10-K, and 10-Q filings with the Securities and Exchange Commission. Due to these and other risks, our future actual results could differ materially from those discussed above. We undertake no obligation to publicly release updates or revisions to these statements that speak only as of this date.

About Supertex

Supertex, Inc. is a publicly held mixed signal semiconductor manufacturer, focused in high voltage products for use in the telecommunication, networking systems, flat panel display, medical, and industrial electronics industries. Supertex product, corporate, and financial information is readily available at our website: http://www.supertex.com.

For further information, contact Investor Relations at Supertex, Inc., 1235 Bordeaux Drive, Sunnyvale, California 94089, 408-222-8888 or visit our website at http://www.supertex.com.